Exhibit 99.1

Investor Contact:

Greg S. Lea

EnteroMedics Inc.

651-789-2860

glea@enteromedics.com

EnteroMedics Names Brad Hancock Chief Commercial Officer

EnteroMedics to Host Third Quarter 2014 Financial Results Conference Call on November 12, 2014 at 11:00 AM ET

ST. PAUL, Minnesota, October 30, 2014 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced that Brad Hancock will join the Company as Chief Commercial Officer effective November 17, 2014. Mr. Hancock has more than 30 years of experience in the medical device field serving in senior commercial operations and executive roles for St. Jude Medical and Medtronic, among others.

“Brad brings to EnteroMedics a valuable blend of commercial and strategic marketing expertise, with a deep understanding of the sales and marketing functions both domestically and internationally,” said Mark Knudson, President and Chief Executive Officer. “I am pleased to welcome Brad to EnteroMedics at this pivotal time, as we prepare for the launch of VBLOC vagal blocking therapy for obesity in the U.S., and build on our commercial strategy in other key markets around the world.”

“VBLOC vagal blocking therapy is a patient-friendly, neuroscience based approach to the treatment of obesity, the most prevalent, undertreated disease in the world,” said Mr. Hancock. “EnteroMedics has an opportunity to positively impact the lives of patients with obesity and its co-morbidities. I look forward to building a strong commercial infrastructure for the Company as we prepare for an expected FDA approval decision this quarter, and the subsequent launch of the Maestro System.”

Since 2012, Mr. Hancock was Vice President of Sales and Marketing at Flowonix Medical, a company focused on implantable devices and techniques for improving drug delivery. From 2008 through 2012, he was Vice President and General Manager of the International Neuromodulation Division at St. Jude Medical, a role in which he managed the sales, marketing, regulatory, clinical, reimbursement, and financial functions for spinal cord and deep brain stimulation therapies. Prior to St. Jude Medical, Mr. Hancock built a nearly 20 year career at Medtronic, holding sales management positions of increasing seniority at that company’s neuromodulation, spine, pain management, cardiac rhythm management and peripheral vascular divisions, serving most recently as Vice President of U.S. Sales, Neuromodulation. Mr. Hancock began his career in the medical device field at Johnson and Johnson, where he held sales and sales management positions from 1982 to 1989. Mr. Hancock holds a B.S. in Business Administration from Miami University.

The company also announced that it will host a third quarter 2014 financial results conference call on November 12, 2014 at 11:00 AM ET.

Conference Call Details

The third quarter conference call may be accessed by dialing (877) 280-7473 (U.S. and Canada) or (707) 287-9370 (international), and entering passcode 28667434. A replay of the call will be available from November 12, 2014 at 2:00 PM Eastern Time through February 2, 2015 at 11:59 PM Eastern Time by dialing (855) 859-2056 or (U.S. and Canada) or (404) 537-3406 (international) and entering passcode 28667434.

To access the live webcast, visit the events page of the investor relations section of EnteroMedics’ website at www.enteromedics.com. A replay of the webcast will be available immediately after the conference call.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. VBLOC® vagal blocking therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses, which helps control both hunger and fullness. VBLOC allows people with obesity to take a positive path towards weight loss, addressing the lifelong challenge of obesity and its comorbidities without sacrificing wellbeing or comfort. EnteroMedics’ Maestro Rechargeable System has received CE Mark and is listed on the Australian Register of Therapeutic Goods.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial regulatory approval for our Maestro® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our preliminary findings from our EMPOWER™ and ReCharge pivotal trials; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 27, 2014. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution - Investigational device. Limited by Federal (United States) law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risks generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical study informed consent.